Exhibit 23.1
Consent of Independent Auditors
The Board of Directors
Lion Oil Company:
We consent to the incorporation by reference in the registration statements No. 333-171598 on Form S-3, No. 333-167052 on Form S-8, and No. 333-134495 on Form S-8 of Delek US Holdings, Inc. of our report dated September 8, 2010, with respect to the consolidated balance sheets of Lion Oil Company and subsidiaries as of April 30, 2010 and 2009, and the related consolidated statements of earnings (loss), stockholders’ equity and cash flows for the years then ended, which report appears in the Form 8-K/A Amendment No. 1 of Delek US Holdings, Inc. dated July 15, 2011.
/s/ KPMG LLP
Jackson, Mississippi
July 15, 2011